Exhibit 99.1

RxSight, Inc. Appoints Dr. Tamara R. Fountain, M.D. and Shweta Singh Maniar to its Board of Directors

Aliso Viejo, Calif., (NASDAQ: RXST) January 4, 2022 – RxSight, Inc., an ophthalmic medical device company dedicated to improving the vision of patients following cataract surgery, today announced the appointment of Tamara R. Fountain, MD and Shweta Singh Maniar to its Board of Directors.

“We are very excited to continue to strengthen the RxSight Board of Directors with the additions of Dr. Fountain and Ms. Maniar. Their diverse healthcare leadership experience will support the strategic advancement of the company through its next chapter of growth,” said J. Andy Corley, Chair of the Board of Directors. “We look forward to their respective contributions as the RxSight® Light Adjustable Lens system provides more doctors and patients the ability to customize and optimize their vision following cataract surgery.”

Dr. Fountain is a practicing ophthalmologist who served as the 2021 President of the American Academy of Ophthalmology and was named to the board of directors of the American Board of Ophthalmology in January 2022. She has been on faculty at Rush University Medical Center in Chicago since May 1998 where she is professor of ophthalmology and section chair emeritus of ophthalmic plastic and reconstructive surgery. Dr. Fountain was chair for Alumni Fund Giving at Harvard Medical School from January 2016 to June 2019 and served as President of the American Society of Ophthalmic Plastic and Reconstructive Surgery in 2018. She served 15 years on the board of directors of Ophthalmic Mutual Insurance Company (OMIC), the largest, by market share, professional liability insurer of ophthalmologists in the United States. At the end of her term, Dr. Fountain was elected OMIC’s first woman chair of the Board and chair of the Audit Committee, serving January 2014 to December 2015. She was President of the Illinois Society of Eye Physicians and Surgeons January 2002 to December 2005. Dr. Fountain received her B.A. in Human Biology from Stanford University, her M.D. from Harvard Medical School, and completed her residency in ophthalmology at Johns Hopkins Hospital’s Wilmer Eye Institute.

Ms. Maniar has served as Global Leader, Healthcare & Life Sciences Solutions, Google Cloud - BioPharma at Google, where she leads vision, strategy, and execution of Google Cloud's industry product strategy and go-to-market model. Prior to joining Google, from November 2013 to June 2018, she contributed as an executive at Genentech, where she led market growth strategies relevant to technology accelerators for therapies and diagnostics. For more than a year previously, Ms. Maniar served as Director for the Center of Minimally Invasive Therapeutics at Summa Health. Earlier in her career, Ms. Maniar spent several years in a research capacity at the Cleveland Clinic and the Austen BioInnovation Institute in Akron, where she was primarily focused on medical devices and minimally invasive therapeutics. She currently serves on the board of directors of SeaSpine Holdings Corporation and is a member of the Compensation Committee. Ms. Maniar holds a B.A. in Economics from the University of California, San Diego.

About RxSight, Inc.

RxSight, Inc. is a commercial-stage medical technology company dedicated to improving the vision of patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens (LAL®), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that enables doctors to customize and optimize visual acuity for patients after cataract surgery. The LAL now features ActivShield™ technology, a revolutionary UV protection layer built into the lens. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” including improving patient vision after cataract surgery, with respect to the new board members providing a future strategic role to the growth of RxSight, the growth of RxSight and the ability of the RxSight Light Adjustable Lens system providing doctors and patients the ability to customize and optimize vision following cataract surgery. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Investor contact:

Philip Taylor

Gilmartin Group

415.937.5406

IR@rxsight.com